SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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GoldSpring, Inc.
(Name of Registrant as Specified in Charter)

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AMENDED SCHEDULE 14C INFORMATION STATEMENT
Pursuant to Regulation 14C of the Securities Exchange Act
of 1934 as amended

Goldspring, Inc.
8585 Hartford Drive, Suite 400
Scottsdale, AZ 85255

To the Stockholders of GoldSpring, Inc.:

Notice is hereby given to holders of common stock (the "Common Stock") of GoldSpring, Inc. (the "Company"), a Florida corporation that a majority of the shareholders of the Company have:

(i) approved the removal of the following directors:
  Robert T. Faber;
  John F. Cook;
  Leslie L. Cahan;
  Todd S. Brown;
  Christopher L. Aguilar;
  Stanley A. Hirschman; and
  Phillip E. Pearce;

  (ii) rescinded, repealed and revoked the action taken at the meeting of the Board of Directors of the Company held on November 30, 2004 regarding the conversion of a previous private placement financing of $10,000,000 in shares of common stock (the "March 2004 Financing") through Merriman Curhan Ford & Co. to a $11,000,000 convertible debenture obligation; and

  (iii) required that the Board of Directors of the Company shall not take any action that would have the effect of converting the March 2004 Financing to any form of debt obligation of the Company.

  (collectively, the "Resolutions")

  A majority of the shareholders of the Company approved the Resolutions by consent resolution on December 9, 2004. The Resolutions were approved by written consents in lieu of a meeting executed by the holders of a majority of the outstanding shares of Common Stock in accordance with the provisions of the Florida Business Corporation Act and the Company's Amended and Restated ByLaws. Accordingly, your consent is not required and is not being solicited in connection with the Resolutions. The shareholder approval of the Resolution was not solicited or obtained by or on behalf of management of the Company at the time, but was acted upon by the consenting shareholders directly in their own right.

  We will bear the entire cost of furnishing this Information Statement. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of Common Stock held of record by them.

  Our Board of Directors have fixed the close of business on December 10, 2004 as the record date (the "Record Date") for the determination of stockholders who are entitled to receive this Information Statement. This Information Statement is being mailed on or about February ____, 2005 to all stockholders of record as of the Record Date.

  PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENTS.

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

  PLEASE NOTE THAT THIS IS NOT AN OFFER TO PURCHASE YOUR SHARES.

  DESCRIPTION OF THE COMPANY

  We are a North American exploration stage mining company focused on the exploration for gold, precious metals and other minerals. We became an exploration stage mining company through the acquisition of substantially all of the mining assets of Ecovery, Inc. by GoldSpring, Inc. in March 2003 which included 25 unpatented placer claims known as the Gold Canyon and Spring Valley Projects and 17 unpatented lode claims known as the Big Mike Copper Project. On November 1, 2003, we acquired The Plum Mining Company LLC, or Plum. The Plum property consists of two gold and silver projects: The Billie the Kid Project, which is comprised of the Billie the Kid/Lucerne Pit and the Como Mining Claims. Plum's property interests include 28 unpatented mining claims; mineral exploration and mining leases for 12 patented and 13 unpatented mining claims; and title to 40 acres of private land with improvements such as a Merrill-Crowe gold precipitation plant and a primary ore crusher. On November 18, 2003, we commenced test mining on the Plum property, and we are currently recovering gold and silver.

  We were incorporated in Florida in 1999. Our authorized capital stock consists of 500,000,000 shares of common stock, $.000666 par value per share.

  DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The following table and text sets forth the names and ages of all of our directors, executive officers and significant employees as of the Record Date. All of the directors serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Subject to any applicable employment agreement, executive officers serve at the discretion of our Board of Directors, and are appointed to serve until the first Board of Directors meeting following the annual meeting of shareholders. Also provided is a brief description of the business experience of each director, executive officer and significant employee during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the federal securities laws.

  Directors, executive officers and other significant employees:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Stephen Parent	Director, President and CEO	59	Director - March 15, 2004 President & CEO - December 10, 2004
Judith Parent	Secretary	53	December 10, 2004
Jerrie W. Gasch	Director	72	September 10, 2004
Purnendu K. Rana Medhi	Director	67	June 10, 2004

  The backgrounds and experience of our directors and executive officers is as follows:

  Stephen Parent

  Mr. Parent, Director and Founder of GoldSpring, Inc., served as Chairman of the Board of Directors and Chief Executive Officer of GoldSpring from March 2004 until September 2004. From March 2003-March 2004, Mr. Parent was the Manager for GoldSpring's exploration and test mining operations. Prior to founding GoldSpring, Mr. Parent worked in the automotive industry for Penske's United Auto Group (UAG) during 2002 and 2003. Mr. Parent served as Chief Executive Officer of Ecovery, Inc., a private Nevada corporation from June 1998 until March 2003 when it sold its mining assets to GoldSpring. Mr. Parent currently serves as President and Chief Executive Officer of Ecovery. Since January 1995, Mr. Parent has served as President and Chief Executive Officer of Aztech Environmental Industries, Inc. Mr. Parent has held an active real estate license in Arizona since 1991. Mr. Parent and his wife filed for Chapter 13 Bankruptcy protection on September 26, 2002. Pursuant to the Plan of Reorganization approved by the court, full payments were made to all creditors in a timely manner and the bankruptcy was fully discharged on March 5, 2004. Mr. Parent was appointed as our President and CEO on December 10, 2004.

  Judith Parent

  Mrs. Judith Parent, the spouse of Stephen Parent, has been assisting Mr. Parent with the management of private and public companies for the past 25 years. Mrs. Parent is a paralegal, working as a securities paralegal, and has a corporate finance educational background. During the last year, Mrs. Parent has worked as GoldSpring's part-time office manager. Mrs. Parent and her husband filed for Chapter 13 Bankruptcy protection on September 26, 2002. Pursuant to the Plan of Reorganization approved by the court, full payments were made to all creditors in a timely manner and the bankruptcy was fully discharged on March 5, 2004.

  Jerrie Gasch

  Mr. Gasch is a Registered Geophysicist and Geologist with over 40 years of experience. Mr. Gasch founded Gasch & Associates of Sacramento, California in 1969 and currently serves as President of the company, where he remains actively involved in planning field strategies and data collection, as well as interpretation and application of findings. Under his management, Gasch & Associates has performed over 3000 geological and geophysical investigations throughout the continental United States, Alaska and Central and South America. Mr. Gasch has managed such diverse projects as large earth fill dams, seismic risk analysis, high-resolution seismic surveys, electromagnetic surveys, ground penetrating radar, vibration and blast monitoring. Prior to founding Gasch & Associates, Mr. Gasch worked as a geologist for the California Department of Water Resources and the California Division of Mines and Geology.

  Purnendu K. Rana Medhi

  Mr. Medhi is a registered engineering and mining geologist with 40 years of international mining experience. Mr. Medhi is also a Principal of Mineral Evaluation Network, a worldwide cooperative of economic geologists and mining professionals that provides mineral resources expertise and investment assistance to its clients. Mr. Medhi spent 28 years with Cyprus Amax Minerals Company. While at Cyprus, Mr. Medhi was the senior operations manager for 15 years. He is established in business development and alliance, exploration and mine development, mine evaluation, as well as mine operations and permitting. Mr. Medhi's extensive international mining experience has enabled him to successfully lead projects from the exploration phase to start-up, commercial production and post-closure mining activities.

  Except as disclosed above, none of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

  1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

  PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

  Beneficial Ownership

  As used in this section, the term "beneficial ownership" with respect to a security is defined by Regulation 228.403 under the Securities Exchange Act of 1934, as amended, as consisting of: (1) any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power (which includes the power to vote, or to direct the voting of such security) or investment power (which includes the power to dispose, or to direct the disposition of, such security); and (2) any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership.

  Each person has sole voting and investment power with respect to the shares of Common Stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of Common Stock, except as otherwise indicated.

  As of the Record Date, we had a total of 192,859,611 shares of Common Stock ($0.000666 par value per common share) issued and outstanding.

  As of the Record Date, no person known to us was the beneficial owner of more than five percent (5%) of our outstanding shares of Common Stock except the following:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Stephen B. Parent 8585 E. Hartford Dr., Suite 400 Scottsdale, AZ 85255	44,512,750 common shares	23.08%
Judith Parent 8585 E. Hartford Dr., Suite 400 Scottsdale, AZ 85255	1,440,000 common shares	0.75%
Purnendu K. Rana Medhi, Shadow Ridge Road Casa Grande, AZ 85222	140,000 common shares	0.07%
Jerrie Gasch 8585 E. Hartford Dr., Suite 400 Scottsdale, AZ 85255	330,000 common shares	0.17%
Jubilee Investment Trust, established in accordance with the listing rules of the UK Listing Authority and traded on the London Stock Exchange Pearl Corporate Finance Limited One Great Cumberland Place London W1H 7AL	39,600,000 common shares	20.53%
Officers and Directors as a Group (4 people)	46,422,750 common shares	24.1%

  (1) Based on 192,859,611 shares of Common Stock outstanding as of the Record Date.

  MARKET FOR THE COMPANY'S STOCK AND RELATED STOCKHOLDER MATTERS

  Our common stock is currently traded on the OTC Bulletin Board under the symbol "GSPG:OB". We have applied to have our common stock listed on the American Stock Exchange. The following table sets forth the high and low bid prices for our common stock since we commenced trading on February 28, 2002.

Year	Quarter	High	Low

2002	First	1.30	0.03
2002	Second	0.65	0.20
2002	Third	0.17	0.01
2002	Fourth	0.05	0.02
2003	First	1.05	0.06
2003	Second	0.16	0.01
2003	Third	0.49	0.05
2003	Fourth	0.84	0.27
2004	First	1.04	0.66
2004	Second	0.85	0.28
2004	Third	0.42	0.17
2004	Fourth	0.30	0.10

  The above quotations reflect the inter-dealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions.

  Our shares of Common Stock are issued in registered form. Corporate Stock Transfer of Denver, Colorado is the registrar and transfer agent for our shares of Common Stock.

  On the Record Date, the shareholders' list for our shares of Common Stock showed 192,859,611 shares outstanding.

  We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our shares of Common Stock, the intention of our management is to retain future earnings for use in our operations and the expansion of our business.

  CORPORATE RESTRUCTURING

  On December 9, 2004, a majority of our shareholders approved a consent resolution to:

  (i) remove of the following directors:
  Robert T. Faber;
  John F. Cook;
  Leslie L. Cahan;
  Todd S. Brown;
  Christopher L. Aguilar;
  Stanley A. Hirschman; and
  Phillip E. Pearce;

  (ii) rescind, repeal and revoke the action taken at the meeting of the Board of Directors of the Company held on November 30, 2004 regarding the conversion of the March 2004 Financing conducted through Merriman Curhan Ford & Co. to a $11,000,000 convertible debenture obligation; and

  (iii) prevent the Board of Directors of the Company from taking any action that would have the effect of converting the March 2004 Financing to any form of debt obligation of the Company.

  The general purpose and affect of the Resolutions are that the consenting shareholders who removed the foregoing directors were of the view that such directors were not acting in the best interests of the company or its shareholders. This was evidenced by the meeting of the Board of Directors of the company held on November 30, 2004 at which time such directors approved the conversion of the March 2004 Financing of $10,000,000 in shares of common stock that occurred in March of 2004 through Merriman Curhan Ford & Co. to an $11,000,000 convertible debt obligation of the company. Due to the detrimental impact that the proposed convertible debt financing would have on the company, Mr. Stephen Parent dissented at the meeting, registered his written dissent to this action with the company, and in addition on December 7, 2004 delivered a notice to the company demanding that a special meeting of the company's shareholders be held in accordance with the company's by-laws and the provisions of the Florida Business Corporation Act. However, subsequent to the demand being delivered to the company, the consenting shareholders by majority consent approved of the action described herein.

  The March 2004 Financing consisted of the issuance of 21,739,129 shares of our common stock to institutional and accredited investors for gross proceeds of $10,000,000, or $0.46 per share of common stock. The shares represented approximately 10% of our common stock. The investors also received Series A Warrants to purchase 50% additional shares of common stock at $0.86 per share, and Greenshoe Warrants providing for an additional $5,000,000 investment at $0.46 per share. We paid Merriman Curhan Ford & Co. a fee of $700,000 for their investment banking services for the March 2004 Financing. The terms of the March 2004 Financing did not contain any provisions requiring a conversion of the equity investments to convertible debt at a subsequent date.

  The proceeds from the March 2004 Financing have been, and are to continue to be, used as follows: $3,000,000 to accelerate developing of existing gold, silver and copper mineralized material into production; $3,000,000 to complete and bring into production pending acquisitions; $2,000,000 for additional acquisitions and exploration; and $2,000,000 for working capital.

  The attempted re-financing to the convertible debenture was disclosed in the Company's Form 8-K filed on December 8, 2004. As noted in the Form 8-K and the convertible debenture agreements that were attached, the terms of the debenture would allow conversion of the debt into new shares of the Company at $0.20 per share (less than half of the March 2004 Financing subscription price), or would permit the holder to convert the debt at a conversion price equal to 70% of the average of the five lowest closing prices in the preceding twenty day period, with no new consideration. The conversion feature did not have a "floor" conversion price, with the potential result being the issuance of extremely large amounts of stock, given this conversion feature. In addition, the proposed debenture contained anti-dilution provisions and rights of first refusal, further compounding the detrimental impact of the proposed re-financing. Given the foregoing, the proposed re-financing of the March 2004 Financing to the convertible debenture did not appear to be in the best interests of our company or our shareholders. The convertible debenture was to bear interest at 8% and had 27.8 million share purchase warrants attached, exercisable for four years at $0.20 per share.

  The effect of a floor-less conversion feature is that it may encourage short selling of a company's stock in an effort to decrease a company's share price prior to conversion of the debt. Such tactics encourage the price of the stock to be driven down to a price level where, when the convertible debt is converted back into equity without any floor price, large amounts of stock may be required to be issued on conversion, which may constitute a majority of a company's shares and thus a change in control of the company. This is always adverse to a company's existing shareholders, and done without their cooperation or knowledge.

  The result of the action of the removed directors was to substitute the existing equity investment for indebtedness of the company for no additional consideration. As the company was to replace issued and outstanding shares representing $10,000,000 in equity for a convertible debt obligation, the effect on the balance sheet of GoldSpring will be as if the company had borrowed money for the purpose of repurchasing its common stock from a favored class of investors, the investors in the March 2004 Financing who represented approximately 10% of the Company's shareholders. The consenting shareholders felt that such action was detrimental to the company and its shareholders. The effect of this transaction on the balance sheet of the company would be disastrous given that the $10,000,000 in shareholder's equity would be replaced with $11,000,000 of debt, resulting in a net change of $21,000,000 in the company's financial position. This action, combined with the fact that the convertible debenture has given the debenture holders a right of first refusal and anti-dilution rights, would restrict the company from being able to raise additional needed funds and the effect on the Company's balance sheet would likely prevent the company from realizing its goal of having the stock listed on the American Stock Exchange. Given these terms, the company would not be an attractive investment for potential future investment groups, and with the exchange of $10,000,000 in equity for $11,000,000 of debt the company would not be able to achieve the working capital, shareholder's equity and market capitalization necessary to satisfy AMEX listing requirements. In addition, if the convertible debentures were to be converted back into equity in accordance with their terms, the effect would be to at a minimum more than double the number of shares issuable by the company in exchange for the initial investment made by these investors.

  We have retained forensic accounting and fraud investigation experts Harner Evans, PLC, of Scottsdale, AZ, to undertake a comprehensive review and reconciliation of our recent financing and operating activities. We anticipate that the results of the review will be reported on in our Annual Report.

  Finally, in regards conversion of the equity investment to the convertible debenture obligation, at least four of the members of the board of directors appear to have financial interests in, or are affiliated with, the investors in the March 2004 Financing and proposed debenture holders who were to be given this benefit. As such, there appeared to be inherent conflicts of interests for such affiliated board members, and such conflicts have not been adequately disclosed. Specifically, Christopher Aguilar was an investor in the March 2004 Financing and was the General Counsel and Chief Compliance Officer for Merriman Curhan Ford & Co., the agent for the March 2004 Financing. In addition, Phillip Pearce and Stanley Hirschman are employed by, or are advisors to, Redwood Grove Capital Management LLC. Redwood Grove acted as lead underwriter in the syndication of the March 2004 Financing. Todd Brown was a nominee director of Greenberg Traurig, previous legal counsel for the Company, who were introduced and recommended by Merriman Curhan Ford & Co. As a result of these relationships, the consenting shareholders were concerned that the attempted board approval of the convertible debenture was not done in accordance with the "conflict of interest" provisions of section 607.0832 of the Florida Business Corporation Act, which requires the disclosure of conflicts by interested directors and the abstention from voting on the proposed action. No such disclosure or abstentions were made by the directors that were in a conflict of interest as a consequence of the relationships described above.

  DISSENTERS RIGHTS

  Under Florida law, stockholders are not entitled to dissenter's rights of appraisal with respect to the Resolutions.

  FINANCIAL AND OTHER INFORMATION

  For more detailed information on our company, including financial statements, you may refer to our Form 10-KSB and Form 10-QSB, filed with the SEC. Copies of these documents are available on the SEC's EDGAR database at www.sec.gov or by calling us.

  Signature

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned hereunto authorized.

  GoldSpring, Inc.
  By: /s/ Stephen Parent
  Stephen Parent, President, CEO and Director

  January 28, 2005